Exhibit 14

                            EMCLAIRE FINANCIAL CORP.

                CODE OF PERSONAL AND BUSINESS CONDUCT AND ETHICS


I.       GENERAL POLICY STATEMENT

         It is the policy of Emclaire Financial Corp. ("the Company"), the parent company of Farmers National Bank of Emlenton (collectively, the "Company") to conduct its business in accordance with the highest ethical standards in order to merit and maintain the complete confidence and trust of its clients and the public in general. This Code of Personal and Business Conduct and Ethics ("Code") addresses both business and social relationships that may present legal and ethical concerns and also sets forth a code of conduct to guide the members of the board of directors and staff members. We expect every employee, officer and director of the Company to read and understand the Code and its application to the performance of his or her business responsibilities. Directors and staff members must conduct their personal affairs and maintain their business transactions in a manner, which does not result in adverse comments or criticisms from the public or in any way damage our reputation as a responsible financial services organization. The term "staff member" refers to all officers and employees of the Company.

         Because the principles described in this Code are general in nature, you should also review all applicable Company policies and procedures for more specific instruction, and contact the Human Resources Department if you have any questions.

         Nothing in this Code, in any Company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

         We are committed to regularly reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. This Code supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.


         A.   Compliance with Laws and Regulation
              -----------------------------------

         Ethical business conduct is critical to our business. It is our policy to fully comply with the spirit and intent of all applicable laws, rules and regulations. Violations of these laws, rules and regulations can create significant civil and/or criminal liability for you, the Company, our directors, officers and other employees. We expect you to use good judgment and high ethical standards and to refrain from any form of illegal, dishonest or unethical conduct.

         We hold periodic training sessions to ensure that all employees comply with the relevant laws, rules and regulations associated with their employment, including laws prohibiting insider trading (which are discussed in further detail in Section V below). While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Compliance Officer.

         Disregard of the law will not be tolerated. You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of government investigation or civil litigation. It is in everyone's best interests to know and comply with our legal and ethical obligations.

         B.   Administration of the Code
              --------------------------

         It is your responsibility to be familiar with the Code. Supervising officers are expected to make every reasonable effort to ensure that their subordinate staff continues to comply with the provisions of the Code.

         Senior management shall administer the Code, determine matters of interpretation, and coordinate periodic changes to the Code. The continued implementation of the Code shall be accomplished by audit, examination and personnel procedures.

         You are encouraged to seek the advice of the appropriate supervisor regarding questions of interpretation and of the applicability of the provisions of the Code to a particular situation.

         You will be required to sign a written acknowledgment of receipt of a copy of the Code and of any subsequent changes thereto and return the form to the Human Resources Department indicating that you have received, read, understand and agree to comply with the Code. The signed acknowledgment form will be located in your personnel file.

         Part of your job and ethical responsibility is to help enforce this Code. You should be alert to possible violations and report possible violations to the Human Resources Department. You must cooperate in any internal or external investigations of possible violations. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

         Violations of law, this Code, or other Company policies or procedures should be reported in accordance with Section XI.

         Violations of law, this Code or other Company policies or procedures by staff members can lead to disciplinary action up to and including termination.

         In trying to determine whether any given action is appropriate, use the following test. Imagine that the words you are using or the action you are taking is going to be fully disclosed in the media with all the details, including your photo. If you are uncomfortable with the idea of this information being made public, perhaps you should think again about your words or your course of action.

         In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the Human Resources Department.

II.      CONFLICTS OF INTEREST

         Each of us has a responsibility to the Company, our stockholders and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur.

        A.    Policy
              ------

         It is our policy that directors, officers and employees do not engage in personal conduct, which will conflict with the interest of the Company. It is important to avoid even the appearance of a conflict of interest, since the appearance can be as damaging to our reputation as an actual conflict. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.

         If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of the Company, you should discuss the matter with your supervisor or the Compliance Officer (as further described in Section
         XI). Supervisors may not authorize conflict of interest matters without first seeking the approval of the Compliance Officer and filing with the Compliance Officer a written description of the authorized activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Compliance Officer. Officers and directors may seek authorization from the Audit Committee. Factors that may be considered in evaluating a potential conflict of interest are, among others:

               o whether it may interfere with the individual's job performance, responsibilities or morale;

               o whether the individual has access to confidential information;

               o whether it may interfere with the job performance, responsibilities or morale of others within the organization;

               o    any potential adverse or beneficial impact on our business;

               o any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

               o    whether it would enhance or support a competitor's position;

               o the extent to which it would result in financial or other benefit (direct or indirect) to the individual;

               o the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

               o the extent to which it would appear improper to an outside observer.

         B.   Acceptance of Gifts
              -------------------

         You and your immediate families shall not solicit, accept, or retain any benefit themselves or for any third party from any of our clients, any individual or organization doing or seeking to do business with us, or from any other individual or organization that maintains a banking relationship with us. In this context, a benefit is regarded as any type of gift, gratuity, service, loan, legacy (except from a relative), fee or compensation, or anything of monetary value.

         Specific exception to this prohibition may be made if there is no, and there appears to be no, reasonable likelihood of improper influence in your performance of duties on behalf of the Company. The personal benefit, however, must be one of the following:

               o normal business courtesies, such as a meal, refreshment or entertainment of reasonable value, involving no more than ordinary amenities, in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

               o non-cash gifts of reasonable value (under $100.00) when received at holiday time or for special occasions, such as a new job, promotion, wedding, or retirement, which represent an expression of friendship;

               o gifts based upon kinship, marriage or social relationships entirely beyond and apart from any business relationship;

               o unsolicited advertising and promotional material of nominal value;

               o awards given by charitable, education, civic, or religions organizations for meritorious contributions or service;

               o loans from other banks or financial institutions on customary terms to finance proper and usual activities such as home mortgage loans;

               o discounts or rebates on merchandise or services that do not exceed those available to other clients.

         Any personal  benefit  offered or received,  other than the  exceptions noted above, is to be reported by the staff member to the Compliance Officer who will review the situation and instruct the staff member as to the appropriate action. The Compliance Officer shall keep contemporaneous written records of all such disclosures. The Compliance Officer shall report any such personal benefit received directly to the Audit Committee. Directors and executive officers will report directly to the Audit Committee.

         It is important to recognize that federal law makes it a crime for any officer, director, or employee of a federally-insured bank or bank holding company, directly or indirectly, to ask, solicit, accept, receive, or agree to receive any thing of value, for himself/herself or for any other person or entity, for or in connection with any transaction or business of the Company. Until recently, this federal law only applied to bribes to procure or attempt to procure a loan. However, the recent amendment to this federal bribery statute eliminates the necessity of showing that the staff member received payment in exchange for making a loan. The penalty for violating this law is a fine, imprisonment, or both. Any offer of such an improper payment should be immediately reported to the Compliance Officer.

         C.   Political Contributions
              -----------------------

         U.S. federal and state laws limit the nature and extent of individual and corporate political participation. For example, federal law and that of many states prohibit corporate contributions to political candidates or officeholders.

         Federal law and Company policy also state that the Company will not reimburse anyone for personal political contributions. The Company will not alter personal compensation in any way under any circumstances to reflect personal political contributions.

         D.   Outside Activities
              ------------------

         We discourage staff members from holding outside employment. In those instances where it is justified, written approval from the Human Resources Department is required. No outside employment or activity will be approved which might subject us to criticism or which will impact the staff member's productivity.

         We encourage individual participation in civic activities. Normally, volunteer efforts must take place outside of regular business hours. If volunteer efforts require business time, prior approval should be obtained by the staff member from his or her manager.

         Staff members are not to act, without prior written approval from the Human Resources Department, as executor, administrator, trustee, guardian or conservator, or in any outer fiduciary capacity, whether or not it is related to our business. Staff members may act as fiduciary for a family member(s) without prior approval.

         It is a conflict of interest to serve as a director of any company that competes with us. Although you may serve as a director of a Company supplier, customer, developer or other business partner, our policy requires that you first obtain approval from the President and CEO before accepting a directorship for any company. Any compensation you receive should be commensurate to your responsibilities. Such approval may be conditioned upon the completion of specified actions. Serving as a director of a non-profit organization, charity or similar entity does not violate this policy and does not require approval. If you are an officer or director of the Company, you must receive prior approval from the Audit Committee.

         D.   The Foreign Corrupt Practices Act
              ---------------------------------

         The U.S. Foreign Corrupt Practices Act, as amended by the International Anti-Bribery and Fair Competition Act of 1998 (FCPA), makes it a crime to bribe officials of another country. The law applies to U.S. companies and their domestic and foreign subsidiaries, and their employees or agents (whether or not U.S. nationals), as well as other foreign persons who violate the law in the U.S. The FCPA has two basic parts: (1) anti-bribery provisions, and (2) accounting and record-keeping requirements.

         The anti-bribery provisions make it illegal to bribe a foreign public official, political party, party official or candidate for political office, or an official of a public international organization. The FCPA defines a "bribe" as any payment, directly or indirectly, or any offer or promise to pay, anything of value (whether cash or otherwise) to the recipient for the purpose of influencing or rewarding an act or decision to obtain, retain or direct business, or for the purpose of obtaining any "improper advantage" (e.g., tax breaks, immunities, permits or priorities not otherwise earned). The FCPA's accounting and record-keeping provisions require companies to keep detailed corporate books, records and accounts, and prohibit the falsification of those materials. The accounting and record-keeping provisions apply to domestic as well as foreign operations of publicly traded U.S. companies. These requirements complement the anti-bribery provision by preventing the creation of unreported slush funds for illegal payments. It is important to understand that the law requires strict accuracy in documentation and reporting.

         These provisions can be interpreted to include relatively small sums from petty cash funds.

         Consistent with the FCPA, the Company's corporate policy requires that:

               o No Company employee or agent will pay or offer a "bribe" as defined in the FCPA;

               o No Company employee or agent will establish any undisclosed or unrecorded fund of cash or assets for any purpose, or make any false, artificial, or misleading entries in any books or records of the Company;

               o No Company employee or agents will approve or make any payment for any purpose other than that described by the document supporting the payment; and

               o The Assistant Vice President/Controller must provide prior written approval before a Company employee or agent:

                    o Makes any payment or gift to foreign public or party officials, international public officials or foreign political candidates of more than a nominal value;

                    o Pays travel or lodging expenses of, or makes any substantial entertainment expenditure for, any of those officials;

                    o Makes any "facilitating or grease payments" to facilitate routine governmental action of more than a nominal value;

                    o Makes contributions to campaigns of foreign political parties, officials or candidates;

                    o Engages an agent, consultant, or advisor who may have dealings with foreign governments or political parties on behalf of Equifax; or

                    o Makes any payment arrangements where a person performing services or selling goods in one country requests that payments be made in another country ("split payments arrangements").

         Anyone who is convicted of violating the FCPA is subject to substantial fines or imprisonment.

         E.   Personal Finances
              -----------------

         Personal finances should be managed in a manner consistent with employment in a financial institution. Staff members and their immediate families should borrow only from reputable organizations, which regularly lend money, and such borrowing must carry the prevailing rate of interest and not involve favored treatment of any kind. Borrowing from relatives is not subject to restriction. Staff members are not permitted to borrow from their co-workers, but should discuss any financial emergency with Human Resources.

         Staff members should not sign on clients' accounts, act as deputy or co-renter of clients' safe deposit boxes, or otherwise represent clients. This does not include clients related to the staff member by blood or marriage. A staff member may be one of several signatures to a non-profit organization deposit account that requires two or more signatures.

         F.   Personal Investment Activity
              ----------------------------

         While we do not intend to unreasonably limit you in your personal investment activities, it is our policy that you not enter into investment transactions which would create, or give the appearance of creating, a conflict of interest between you and the Company or between the Company and any client. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; your ability to influence the Company's decisions; your access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company.

         G.   Related Parties
              ---------------

         As a general rule, you should avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role. Relatives include spouse, sister, brother, daughter, son, mother, father, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships and in-laws. Significant others include persons living in a spousal or familial fashion with you.

         If such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the Company's Compliance Officer. If determined to be material to the Company by the Compliance Officer, the Company's Audit Committee must review and approve in writing in advance such related party transactions. The most significant related party transactions, particularly those involving the Company's directors or executive officers, must be reviewed and approved in writing in advance by the Company's Board of Directors. We must report all such material related party transactions under applicable accounting rules, federal securities laws, Securities and Exchange Commission rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.

         The Company prohibits the employment of relatives and significant others in positions or assignments that have a financial dependence or influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship). The purpose of this policy is to prevent the organizational impairment and conflicts that are a likely outcome of the employment of relatives or significant others, especially in a supervisor/subordinate relationship. If a question arises about whether a relationship is covered by this policy, the Human Resources Department is responsible for determining whether an applicant's or transferee's acknowledged relationship is covered by this policy. The Human Resources Department shall advise all affected applicants and transferees of this policy. Willful withholding of information regarding a prohibited relationship/reporting arrangement may be subject to corrective action, up to and including termination. If a prohibited relationship exists or develops between two employees, the employee in the senior position must bring this to the attention of his/her supervisor. The Company retains the prerogative to separate the individuals at the earliest possible time, either by reassignment or by termination, if necessary.

         H.   Lending Practices
              -----------------

               1. It is our policy to maintain prudent lending services to adequately supply the credit needs of our clients. Any rate concessions shall be based solely upon a borrower's creditworthiness and overall business relationship with the Company.

               2. You are not in any way to represent or exercise authority on behalf of the Company, grant direct or indirect accommodations or make credit recommendations with respect to:

                    o    members of your family;

                    o any individual or organization to which you or your immediate family is indebted;

                    o any organization with which you or your immediate family is associated or in which a material financial interest is held.

               3. You may recommend loan or service accommodations to non-profit organizations for which you serve as a board member or officer, but must fully disclose this relationship at the time of recommendation. Such accommodation must be approved by a second party within normal authority guidelines.

               4. Federal law prohibits any director, officer or employee of the Company from granting any loan or gratuity to any public company, examiner or assistant bank examiner, who examines the Company or has authority to examine the Company.

         I.   Giving Advice to Customers
              --------------------------

         You may occasionally be asked by clients to comment upon the legality of a particular transaction. Since the Company cannot practice law or give legal or tax advice, staff members must exercise care in discussing transactions with clients and nothing should be said that might be interpreted as the giving of legal or tax advice.

III.     CORPORATE OPPORTUNITY

         Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company's Board of Directors and the Board of Directors declines to pursue such opportunity.

IV.      CONFIDENTIALITY

         A.   Customer Information
              --------------------

         Safeguarding the confidential financial information concerning our clients is essential in maintaining the public trust. It is our policy that such confidential information acquired by a staff member through his or her employment must be held in the strictest confidence. Such information is to be held for Company purposes and not as a basis for personal gain by a staff member. Aside from routine personal credit inquiries, information regarding a client may be released to private persons, organizations or governmental bodies that request it generally only with the written consent of the client involved or upon receipt of a legal document, such as subpoena or court order. Confidential client information should never be discussed with anyone outside the Company, and only with those within the Company who have a legitimate business need to know. This obligation to keep confidential such information continues not only while a staff member is employed by the company, but also continues after such employment ends.

         B.   Information Regarding the Company/Media Relations
              -------------------------------------------------

         Financial or other proprietary and/or confidential information regarding the Company is not to be released to any outside person or organization unless it has been published in reports to shareholders, or otherwise made available to the public through authorized news releases. All news media inquiries and other outside inquiries regarding the Company must be referred to the President/CEO.

         C.   Material Inside Information
              ---------------------------

         The use or disclosure of "material inside information" subjects staff members, the Company, and third parties to whom the information is communicated, to severe penalties under federal and state securities laws. Information is "material" when there is significant likelihood that a reasonable investor would think the information is important in making an investment decision. Information is "inside" when it has not been disseminated to the public at large. Any staff member possessing such material inside information must not trade in or recommend the purchase or sale of the securities involved until the information is actually disseminated to the public. Lending personnel must not disclose confidential information on existing or proposed loan clients to investment personnel.

         D.   Disclosure of Company Confidential Information
              ----------------------------------------------

         To further the Company's business, from time to time our confidential information may be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you determine in consultation with your manager and other appropriate Company management that disclosure of confidential information is necessary, you must then contact the Compliance Officer to ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure. We have standard nondisclosure agreements suitable for most disclosures.

         E.   Requests by Regulatory Authorities
              ----------------------------------

         The Company and its directors, officers, employees, agents and contractors must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to the Compliance

         Officer. No financial information may be disclosed without the prior approval of the Compliance Officer.

V.       OBLIGATIONS UNDER SECURITIES LAWS - "INSIDER" TRADING

         Directors and staff members who have access to confidential (or "inside") information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All non-public information about the Company or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including "tipping" others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Information is generally considered to be "material" if a reasonable investor would likely consider it to be important in making his or her investment decision, or if the release of the information is reasonably certain to have an effect on the price of the Company's stock. You must exercise the utmost care when handling material inside information. We have adopted a separate Insider Trading Policy to which you are bound as a condition of your employment here. You should consult the Insider Trading Policy for more specific information on the definition of "material inside information" and on buying and selling our securities or securities of companies with which we do business.

VI.      PROTECTION AND PROPER USE OF COMPANY'S ASSETS

         A.   General
              -------

         Protecting the Company's assets is a key fiduciary responsibility of every employee, agent, consultant and contractor. Care should be taken to ensure that assets are not misappropriated, loaned to others, sold or donated, without appropriate authorization. All Company staff members, agents, consultants and contractors are responsible for the proper use of Company assets, and must safeguard such assets against loss, damage, misuse or theft. Staff members, agents, consultants or contractors who violate any aspect of this policy, are subject to disciplinary action including immediate termination of employment or the business relationship. Those staff members who demonstrate poor judgment in the manner in which they use any Company asset may be subject to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion. Company equipment and assets are to be used for Company business purposes only. Staff members, agents, consultants and contractors may not use Company assets for personal use, nor may they allow any other person to use Company assets. Staff members who have any questions regarding this policy should bring them to the attention of the Company's Human Resources Department.

         B.   Physical Access Control
              -----------------------

         The  Company  has and will  continue  to  develop  procedures  covering physical access control to ensure privacy of communications, maintenance of the security of the Company communication equipment and safeguard Company assets from theft, misuse and destruction. You are personally responsible for complying with the level of access control that has been implemented in the facility where you work on a permanent or temporary basis. You must not defeat or cause to be defeated the purpose for which the access control was implemented.

         C.   Company Funds
              -------------

         You are personally responsible for all Company funds over which you exercise control. Company agents and contractors should not be allowed to exercise control over Company funds. Company funds must be used only for Company business purposes. Every Company staff member, agent, consultant and contractor must take reasonable steps to ensure that the Company receives good value for Company funds spent, and must maintain accurate and timely records of each and every expenditure. Expense reports must be accurate and submitted in a timely manner. Company staff members, agents, consultants and contractors must not use Company funds or Company guaranteed credit cards for any personal purpose.

         D.   Computers and Other Equipment
              -----------------------------

         We strive to furnish staff members with the equipment necessary to efficiently and effectively perform their jobs. Staff members must care for that equipment and to use it responsibly primarily for Company business purposes. If Company equipment is used at your home or off site, takes precautions to protect it from theft or damage, just as if it were your own. Please refer to the Company's IT Policies for additional information. If the Company no longer employs you, you must immediately return all Company equipment. While computers and other electronic devices are made accessible to employees to assist them to perform their jobs and to promote Company's interests, all such computers and electronic devices, whether used entirely or partially on the Company's premises or with the aid of the Company's equipment or resources, must remain fully accessible to the Company and, to the maximum extent permitted by law, will remain the sole and exclusive property of the Company.

         Staff members, agents and contractors should not maintain any expectation of privacy with respect to information transmitted over, received by or stored in any electronic communications device owned, leased or operated in whole or in part by or on behalf of the Company. To the extent permitted by applicable law, we retain the right to gain access to any information received by, transmitted by or stored in any such electronic communications device, by and through its employees, agents, contractors or representatives, at any time, either with or without an employee's or third party's knowledge, consent or approval.

         E.   Software
              --------

         All software used by employees to conduct Company business must be appropriately licensed. Never make or use illegal or unauthorized copies of any software, whether in the office, at home or on the road, since doing so may constitute copyright infringement and may expose you and the Company to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the employee to disciplinary action, up to and including termination. The Company's Information Technology Department will inspect Company computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.

         F.   Electronic Media Usage
              ----------------------

         The purpose of this policy is to make certain that staff members utilize electronic communication devices in a legal, ethical and appropriate manner. This policy addresses the Company's responsibilities and concerns regarding the fair and proper use of all electronic communications devices within the organization, including computers, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles and telephones. Posting or discussing information concerning our products or business on the Internet without the prior written consent of the Company's Compliance Officer is prohibited. Staff members who use E-mail for personal messages do so with the knowledge that the Company reserves the right to monitor and/or review all electronic communications if and when it deems appropriate. All E-mail messages, all Company records and the equipment and systems are Company property. Accordingly, Company employees are expected to use the E-mail system properly and not assume that their messages are confidential. Also the improper use of E-mail, e.g. for the purposes of harassment and discriminating behavior, will result in disciplinary action up to and including dismissal. Any other form of electronic communication used by employees currently or in the future is also intended to be encompassed under this policy. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. You are therefore encouraged to use sound judgment whenever using any feature of our communications systems.

VII.     MAINTAINING AND MANAGING RECORDS

         A.   General
              -------

         The purpose of this policy is to set forth and convey the Company's business and legal requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. We are required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. Civil and criminal penalties for failure to comply with such guidelines can be severe for employees, agents, contractors and the Company, and failure to comply with such guidelines may subject the employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion.

         B.   Records on Legal Hold
              ---------------------

         A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. Legal counsel determines and identifies what types of Company records or documents are required to be placed under a legal hold. Every Company staff member, agent and contractor must comply with this policy. Failure to comply with this policy may subject the staff member, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company's sole discretion, and potentially to criminal prosecution.

         The Compliance Officer will notify you if a legal hold is placed on records for which you are responsible. You then must preserve and protect the necessary records in accordance with instructions from the Company's legal counsel. RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES. A legal hold remains effective until it is officially released in writing by the Company's legal counsel. If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with the Compliance Officer.

         If you have any questions about this policy you should contact the Compliance Officer.

         C.   Document Integrity
              ------------------

         The integrity of our records and public disclosure depends on the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

               o no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

               o    transactions be supported by appropriate documentation;

               o the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

               o    employees comply with our system of internal controls; and

               o no cash or other assets be maintained for any purpose in any unrecorded or "off-the-books" fund.

         Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the SEC. These reports must provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about the Company that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

               o no employee may take or authorize any action that would cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations, or take any action to coerce, manipulate, mislead or fraudulently influence any independent public accountant or certified public accountant engaged in the performance of an audit or review of the Company's financial statements if that person knew, or should have known, that such action, if successful, could result in rendering the Company's financial statements materially misleading;

               o all employees must cooperate fully with our internal accounting department, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

               o no employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports (or in any auditing review or examination of our financial statements) accurate in all material respects.

         Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Compliance Officer or one of the other compliance resources described in Section XI. The falsification of any books, records or documents of the Company is grounds for dismissal.

VIII.    FAIR DEALING

         We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Compliance Officer, as further described in Section XI.

         You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. No staff member may take unfair advantage of anyone through misuse of confidential information, misrepresentation of material facts or any other unfair dealing practice.

         Staff members involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

IX.      MISCELLANEOUS GUIDELINES FOR CONDUCT

         A.   Dealing with Competitors
              ------------------------

         It is our policy is to require staff members to observe fair and ethical conduct in dealing with our competitors. The making of disparaging remarks regarding our competitors is deemed to be inappropriate and unethical. Our strategy is to emphasize the quality and competence of our staff and services. Staff members are prohibited from involving the Company in arrangements with its competitors which provide for the setting or controlling of rates, prices, or marketing policies.

         B.   Exclusive Dealings
              ------------------

         It is our policy that we do not base the sale and/or provision of services to a client upon the condition that the client must purchase other services from us or upon the condition that the client is prohibited from dealing with other suppliers of such services.

         C.   Dealings with Auditors and Examiners
              ------------------------------------

         Staff members are required to fully cooperate with the audits conducted by the Company's internal audit staff, external auditing firms, and any regulators. Questions raised by the auditors or examiners must be responded to honestly, and no adverse information in response to a question may be concealed.

         D.   Falsification of Books and Records
              ----------------------------------

         It is our policy to maintain records and accounts that accurately reflect its assets, liabilities, receipts and disbursements. The falsification of any books, records or documents of the Company is grounds for dismissal.

         E.   User Codes and Passwords
              ------------------------

         Staff members who are assigned user codes and establish passwords for the purpose of accessing computer information are prohibited from sharing these codes and passwords with any co-worker. Staff members are also prohibited from inputting their user codes and passwords to allow a co-worker to access information at his or her terminal.

         F.   Special Requirements for Government Contracts
              ---------------------------------------------

         The Company provides products and services under several contracts with federal and state government agencies. Employees who are involved with those contracts must be careful to follow additional rules that apply to government contracts. Some of those rules are as follows:

               o It is illegal under both U.S. federal and state law to solicit, offer, or pay any bribe or other gratuity to a public official for the purpose of influencing an official act or decision;

               o It is illegal under the U.S. federal False Claims Act to file a false report or make any false statement for the purpose of either making a claim for payment from the government, or avoiding a specific payment obligation to the government.

X.       WAIVERS

         Any waiver of any provision of this Code for a member of the Company's Board of Directors or an executive officer must be approved in writing by the Company's Board of Directors and promptly disclosed in accordance with law. Any waiver of any provision of this Code with respect any other employee, agent or contractor must be approved in writing by the Company's Compliance Officer.

XI.      COMPLIANCE STANDARDS AND PROCEDURES - REPORTING AND INVESTIGATING
         MISCONDUCT

         A.   Compliance Resources
              --------------------

         To facilitate compliance with this Code, we have implemented a program of Code awareness, training and review. We have established the position of Compliance Officer to oversee this program. The Compliance Officer is a person to whom you can address any questions or concerns. The Compliance Officer, Andrew M. Hogue, can be reached at extension
         223. In addition to fielding questions or concerns with respect to potential violations of this Code, the Compliance Officer is responsible for

               o    investigating possible violations of the Code;

               o    training new employees in Code policies;

               o conducting annual training sessions to refresh employees' familiarity with the Code;

               o distributing copies of the Code annually [via email] to each employee with a reminder that each employee is responsible for reading, understanding and complying with the Code;

               o updating the Code as needed and alerting employees to any updates, with appropriate approval of the Audit Committee of the Board of Directors, to reflect changes in the law, Company operations and in recognized best practices, and to reflect Company experience; and

               o otherwise promoting an atmosphere of responsible and ethical conduct.

         Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer. If you are uncomfortable speaking with the Compliance Officer because he or she works in your department or is one of your supervisors, please contact Stan C. Simons, Vice President/Human Resources.

         If you have questions about the Company policy, need guidance on specific situations or want to report violations of the Code, see Section B below.

         B.   Clarifying Questions and Concerns; Reporting Possible Violations
              ----------------------------------------------------------------

         If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.

         If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation.
         Whether you choose to speak with your supervisor or the Compliance Officer, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.

         Supervisors must promptly report any complaints or observations of Code violations to the Compliance Officer. The Compliance Officer will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Your cooperation in the investigation will be expected. As needed, the Compliance Officer will consult with the Human Resources department and/or the Audit Committee of the Board of Directors

         If the investigation indicates that a violation of the Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

         Anyone can communicate with the Compliance Officer, either anonymously or by name, by any of the following methods:

               o In writing, addressed to the Compliance Officer, either by internal mail or by U.S. mail to Andrew M. Hogue, Compliance Officer, Farmers National Bank, Drawer D, Emlenton, PA 16373.

               o    By phone at 724-867-2311,ext. 223.

               o    By e-mail to ahogue@farmersnb.com

         Callers who wish to follow up on their call will be assigned a confidential ID number. You may also contact the Compliance Officer by any of these methods with any questions about the Code.

XII.     DISCIPLINARY ACTIONS

         The matters covered in this Code are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company's ability to conduct its business in accordance with its stated values. We expect all of our directors, officers, employees, agents, contractors and consultants to adhere to these rules in carrying out their duties for the Company.

         The Company will take appropriate action against any director, officer, employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment or business relationship at the Company's sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities.

XIII. ACKNOWLEDGMENT OF RECEIPT OF CODE OF PERSONAL AND BUSINESS CONDUCT AND ETHICS

         I have received and read the Company's Code of Personal and Business Conduct and Ethics. I understand the standards and policies contained in the Company Code of Personal and Business Conduct and Ethics and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Company Code of Personal and Business Conduct and Ethics.

         If I have questions concerning the meaning or application of the Company Code of Personal and Business Conduct and Ethics, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult my manager or the Human Resources Department, knowing that my questions or reports to these sources will be maintained in confidence.

         I understand that my agreement with the Code of Personal and Business Conduct and Ethics does not constitute a contract of employment.


         -----------------------------
         Please sign above



         -----------------------------
         Please print your name above



         -----------------------------
         Date

All directors, officers, and exempt employees must sign and return this form to the Human Resources Department